Exhibit 99.1

Moving iMage Technologies’ Q4 Net Loss Improved to ($156,000) vs. ($416,000) Last Year and Year-End Net Cash Rises to $5.7M; Hosts Call Today at 11am ET

Fountain Valley, CA – September 26, 2025 – Moving iMage Technologies, Inc. (NYSE American: MITQ), a leading provider of cutting-edge out-of-home entertainment technology and services for cinema, Esports, stadiums, arenas and other venues, announced results for its fourth quarter (Q4’25) and fiscal year ended June 30, 2025 (FY’25) and will hold an investor call today at 11am ET (see call details below).

Highlights

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Moving iMage improved its Q4’25 and FY’25 bottom-line performance as progress in reducing operating expenses in the current periods more than offset higher revenues in the year-ago periods. Q4’25 operating expenses declined 26.5% to $1.4M compared to $1.9M in Q4’24 and FY’25 operating expenses declined 9.3% to $5.7M from $6.2M in FY’24.

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The Company improved its FY’25 gross margin percentage to 25.2% from 23.3% in FY’24, reflecting its focus on higher margin product and project opportunities over the full year. Moving iMage’s Q4’25 gross margin declined to 20.4% compared to 22.5% in Q4’24, reflecting normal variability in sales product mix.

●	Moving iMage secured a contract to install 150 Barco laser cinema projectors over the course of three years for a long-time U.S. film exhibition customer.

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Moving iMage improved its year-end net cash position to $5.7M, or approximately $0.57 per share, compared to $5.3M, or $0.53 per share, at the end of FY’24, and had no long-term debt at the close of FY’25 or FY’24.

Chairman and CEO, Phil Rafnson, commented, “Moving iMage continues to be the partner of choice for cutting-edge cinema projects, such as Metro Private Cinema and the revitalized Cherry Lane Theater, both in New York City, as well as for laser projection and audio upgrades for leading exhibitor locations across the country. We are heartened to see improving box office performances across the cinema industry along with a solid pipeline of upcoming films. We expect continued box office traction to support our customers’ business case for cinema technology upgrades and the development of new cinema venues and concepts though we are cognizant of the challenges navigating the flow of the current business cycle.

“The value proposition of our long-term experience, unique array of products, and turnkey services is clear, however deciphering our customers’ implementation timing remains a challenge. We are maintaining our focus on managing margins, costs and cash while we actively pursue a range of exhibitor upgrades, new builds and specialty projects.”

President and COO, Francois Godfrey, added, “Leveraging a strong exhibition industry reputation built over more than two decades, MiT is actively pursuing cinema technology refresh and new venue development projects across the U.S. Key areas of opportunity include ongoing upgrades to laser projection technology, Direct View LED display formats, PLF (Private Large/Luxury Formats) upgrades and immersive audio solutions as customers replace legacy xenon-powered projection systems that are reaching the end of their useful lives. New projection technologies deliver substantially improved image quality for audiences, while also providing meaningful energy efficiency and operating cost benefits. Complementing the improved picture with immersive audio upgrades enhances the entire movie going experience.

“We believe there are still thousands of auditoriums likely to be upgraded over the next few years, and Moving iMage is uniquely positioned to guide exhibitors through each step of the design, installation and system commissioning processes. In addition to laser projection, large scale Direct View LED displays also represent an exciting area of opportunity from both product and services standpoints. Direct View LED technology offers tremendous light precision, contrast and stunning images that is effective across a wide range of light environments. This versatility allows customers to deploy Direct View LED displays in a much greater variety of auditorium geometries and alternative content venues. We are collaborating with Direct View LED display pioneers, Samsung – at our upcoming Cannon Beach project in Arizona – and LG Electronics, with our installation project for the Meryl Streep Center For Performing Artists in Los Angeles.

“In addition to these opportunities, we have built a largely recurring base of $8M to $9M in annual revenue from our customers’ ongoing parts, component replacement, design and service needs.

“Despite lower revenue in Q4’25 and FY’25, our progress reducing operating costs enabled us to achieve meaningful bottom-line improvements in both periods. These disciplines are also essential to achieving our goal of positive cash flow and profitability on a consistent basis.”

Business Outlook

Moving iMage is cautiously optimistic regarding its outlook for FY’26 and the potential for a modest ramp in cinema technology upgrades to next-generation projection, display and audio solutions. Supporting its outlook are the significant customer experience benefits and lower total cost of ownership of new laser projection technologies along with the performance and reliability challenges of legacy projection systems. FY’26 revenue expectations are currently more weighted to the second half, given industry planning and budget cycles, and the avoidance of technology updates during key holiday film release windows in November and December. Moving iMage currently expects revenue of approximately $4.9M for Q1’26 ending September 30.

Q4’25 Financial Review

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Q4’25 net sales declined 7.3% to $5.88M vs. $6.35M in Q4’24, principally due to reduced customer project activity in the recent period as well as the impact of theater seating revenues recorded in the year ago period.

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Q4’25 gross profit dollars decreased to $1.2M vs. $1.43M in Q4’24, reflecting lower net sales as well as a Q4’25 gross margin of 20.4% vs. 22.5% in Q4’24. The year over year decrease in gross margin was due to normal variability in sales product mix.

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Q4’25 operating expenses decreased 26.5% to $1.4M from $1.9M in Q4’24, reflecting Moving iMage’s expense management initiatives. Selling and marketing expenses decreased 34.3% to $0.46M from $0.70M in Q4’24 while general and administrative expenses decreased 21.6% to $0.89M from $1.1M in Q4’24, as the Company continues to pursue cost savings opportunities.

●	Q4’25 net loss improved to ($156K), or ($0.02) per share, largely due to expense reduction progress, vs. a net loss of ($416K), or ($0.04) per share, in Q4’24.

FY’25 Financial Review

●	FY’25 revenue declined 9.9% to $18.15M vs. $20.14M in FY’24, principally due to reduced customer project activity.
●	FY’25 gross profit decreased 2.4% to $4.57M vs. $4.68M as the decline in revenue more than offset an improvement in gross margin.
●	FY’25 gross margin improved to 25.2% vs 23.3% in FY’24 due to the focus on higher margin opportunities throughout the year.
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FY’25 operating expenses decreased 9.4% to $5.67M vs. $6.24M in FY’24, driven by the Company’s ongoing expense management initiatives. The improvements were driven by lower compensation expense, more effective use of sales and marketing budgets, and the continued discipline around public company costs.

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The Company’s FY’25 net loss improved to ($0.95M), or ($0.10) per share, benefitting from both gross margin and expense reduction improvements, vs. a net loss of ($1.37M), or ($0.13) per share, last year.

Conference Call Details

Dial-in Number:	1-877-407-4018
Toll/International Number:	1-201-689-8471

Call me™: Participants can use Guest dial-in numbers above and be answered by an operator OR click the Call me™ Link for instant telephone access to the event. Call me™ link will be made active 15 minutes prior to scheduled start time.

Transcript:	Posted online here 48 hours after the event
Questions can be submitted in advance via Email to	mitq@catalyst-ir.com

Telephone Replay

Access ID: 13756002
Replay Dial-In: 1-844-512-2921 or 1-412-317-6671
Replay Expiration: October 10, 2025 at 11:59 p.m. ET

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Moving iMage Technologies (www.movingimagetech.com)

With a focus on innovation, service, and quality, Moving iMage Technologies (“MiT) is a trusted partner in delivering state-of-the-art out-of-home entertainment environments. Founded in 2003, MiT provides products, integrated systems design, custom engineering, proprietary products, software, and installation services for cinemas, screening rooms, postproduction facilities, high-end home theaters, Esports venues, arenas, stadiums, and other entertainment spaces.

MiT manufactures a broad line of digital cinema peripherals in the U.S., including automation systems, projector pedestals/bases, projector lifts, hush boxes, direct-view LED frames, lighting fixtures and dimmers, power management devices, operations software, and Esports platforms. It also distributes and integrates cinema equipment from Barco, Sharp (NEC) Digital Cinema, Christie Digital, LEA Professional, Dolby, GDC, JBL/Crown, LG, Meyer Sound, Q-SYS, QSC, Samsung and others.

MiT’s Caddy Products division designs and sells cupholders, concession trays, and venue accessories that enhance concession sales and improve the guest experience.

Follow us on X: @movingimagenews

Follow us on LinkedIn: MiT on LinkedIn

MITQ Investor Relations Contacts

Chris Eddy or David Collins

Catalyst IR

mitq@catalyst-ir.com or 212-924-9800

MOVING IMAGE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,
	2025	2024
Assets
Current Assets:
Cash	$5,715	$5,278
Accounts receivable, net	1,464	1,048
Inventories, net	2,066	3,117
Prepaid expenses and other	162	470
Total Current Assets	9,407	9,913
Long-Term Assets:
Right-of-use asset	1,087	144
Property and equipment, net	15	28
Intangibles, net	364	422
Other assets	15	16
Total Long-Term Assets	1,481	610
Total Assets	$10,888	$10,523

Liabilities And Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,009	$2,261
Accrued expenses	362	320
Customer refunds	379	399
Customer deposits	1,101	1,651
Lease liability–current	227	151
Unearned warranty revenue	35	31
Total Current Liabilities	5,113	4,813

Long-Term Liabilities:
Lease liability–non-current	918	—
Total Long-Term Liabilities	918	—
Total Liabilities	6,031	4,813
Stockholders’ Equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 9,933,679 and 9,896,850 shares issued and outstanding at June 30, 2025 and June 30, 2024, respectively	—	—
Additional paid-in capital	12,061	11,965
Accumulated deficit	(7,204)	(6,255)
Total Stockholders’ Equity	4,857	5,710
Total Liabilities and Stockholders’ Equity	$10,888	$10,523

The accompanying notes are an integral part of these consolidated financial statements.

MOVING IMAGE TECHNOLOGIES, INC.

CONSOLIDATED

STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Net sales	$5,883	$6,349	$18,147	$20,139
Cost of goods sold	4,681	4,920	13,574	15,456
Gross profit	1,202	1,429	4,573	4,683

Operating expenses:
Research and development	46	65	203	277
Selling and marketing	458	697	1,878	2,414
General and administrative	885	1,129	3,578	3,549
Total operating expenses	1,389	1,891	5,659	6,240
Operating (loss)	(187)	(462)	(1,086)	(1,557)
Other income (expense)
Interest and other income, net	31	46	138	185
Total other income	31	46	138	185

Net (loss)	$(156)	$(416)	$(948)	$(1,372)

Weighted average shares outstanding: basic and diluted	9,936,380	10,487,857	9,910,244	10,482,857

The accompanying notes are an integral part of these consolidated financial statements

MOVING IMAGE TECHNOLOGIES, INC.

CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	June 30,
	2025	2024
Cash flows from operating activities:

Net (loss)	$(948)	$(1,372)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Provision for credit losses	(142)	251
Inventory reserve	307	522
Depreciation expense	13	12
Amortization expense	58	58
Right-of-use amortization	252	271
Stock compensation expense	96	66
Changes in operating assets and liabilities
Accounts receivable	(274)	(394)
Inventories	744	780
Prepaid expenses and other	309	(19)
Accounts payable	748	754
Accrued expenses and customer refunds	20	68
Unearned warranty revenue	4	5
Customer deposits	(550)	(1,518)
Lease liabilities	(200)	(280)
Net cash provided by (used in) operating activities	437	(796)
Cash flows from investing activities
Purchases of property and equipment	—	(12)
Net cash (used in) investing activities	—	(12)

Cash flows from financing activities
Share Buyback	—	(530)
Net cash (used in) financing activities	—	(530)

Net increase (decrease) in cash	437	(1,338)
Cash, beginning of the period	5,278	6,616
Cash, end of the period	$5,715	$5,278
Non-cash investing and financing activities:
Share buyback and cancellation for officer	$-	33
Right-of-use assets from new lease	$207	$—
Right-of-use assets from lease modification	$988	$—